Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Equity Trust

We consent to the use of our report dated March 16, 2012, with respect to the financial statements of Legg Mason Target Retirement 2015, Legg Mason Target Retirement 2020, Legg Mason Target Retirement 2025, Legg Mason Target Retirement 2030, Legg Mason Target Retirement 2035, Legg Mason Target Retirement 2040, Legg Mason Target Retirement 2045, Legg Mason Target Retirement 2050, and Legg Mason Target Retirement Fund, each a series of Legg Mason Partners Equity Trust, as of January 31, 2012, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

May 24, 2012